Exhibit 99.1

Shake Shack Announces Proposed Private Placement of $225 Million of Convertible Senior Notes

NEW YORK – March 1, 2021 – Shake Shack Inc. (“Shake Shack”) (NYSE: SHAK) today announced that it intends to offer, subject to market conditions and other factors, $225 million aggregate principal amount of Convertible Senior Notes due 2028 (the “notes”) in a private placement (the “offering”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Shake Shack also intends to grant the initial purchasers of the notes an option to purchase, within a 13-day period beginning on, and including, the date on which the notes are first issued, up to an additional $25 million aggregate principal amount of notes.

The notes will be general unsecured obligations of Shake Shack and will accrue interest payable semiannually in arrears. Upon conversion, Shake Shack will pay cash or deliver, as the case may be, cash, shares of Shake Shack’s Class A common stock or a combination of cash and shares of Shake Shack’s Class A common stock, at its election. The interest rate, initial conversion rate and other terms of the notes will be determined at the time of pricing of the offering.

Shake Shack expects to use the net proceeds from the offering to support its growth and development plans. Investments may include, but not be limited to, the opening of new Shacks, Shack format evolution, such as drive-thru, Shack Track, the digital guest experience and continued investment in talent. Other uses of proceeds include working capital and general corporate purposes.

The notes and any shares of Shake Shack’s Class A common stock issuable upon conversion of the notes have not been and will not be registered under the Securities Act, any state securities laws or the securities laws of any other jurisdiction, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction.

Media:

Kristyn Clark, Shake Shack

(646) 747-8776

kclark@shakeshack.com

Investor Relations:

Melissa Calandruccio, ICR

Michelle Michalski, ICR

(844) SHACK-04 (844-742-2504)

investor@shakeshack.com

Forward-Looking Statements

This press release contains “forward-looking” statements that involve risks and uncertainties, including statements concerning the proposed terms of the notes, the completion, timing and size of the proposed offering of the notes and the anticipated use of proceeds from the offering. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual events to differ materially from Shake Shack’s plans. These risks include, but are not limited to, market risks, trends and conditions, and those risks included in the section titled “Risk Factors” in Shake Shack’s Securities and Exchange Commission (“SEC”) filings and reports, including its Annual Report on Form 10-K for the fiscal year ended December 30, 2020 and other filings that Shake Shack makes from time to time with the SEC, which are available on the SEC’s website at www.sec.gov. All forward-looking statements contained in this press release speak only as of the date on which they were made. Shake Shack undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.